MIM Reports On Target 2Q EPS of $0.16
Specialty Growth Continues Strong Trend; In Line with Analyst Consensus for 2003

      ELMSFORD, NY - July 29, 2003 - MIM Corporation (NASDAQ:MIMS) (CBOE:OQX) (AMEX:OQX), a pharmaceutical healthcare organization, today reported second quarter 2003 results.

      Financial Highlights

  Second quarter revenues grew 19% over the second quarter of 2002
  Second quarter EPS in line, including $616,947 of employee severance payments related to TennCare
  Cash flow from operations for the quarter was $4.7 million
  Mail and Specialty prescriptions dispensed in the first half increased a combined 32% over the same period in 2002
  Management confirms 2003 earnings per share guidance in line with analyst consensus

          Revenues for the second quarter increased to $161.2 million from $135.7 million in the second quarter of 2002. Second quarter 2003 Specialty Management and Delivery Services revenues increased 9% to $46.2 million from $42.4 million for the same period last year due to continued growth in each of the Company's injectable and infusion therapy programs. Revenues from PBM Services, including mail, grew 23% to $115.0 million in the current quarter compared to $93.3 million in the second quarter of 2002, principally as a result of strong growth in the Company's mail service operations.

         Richard H. Friedman, Chairman and Chief Executive Officer commented: "We have concluded a solid performance in the first half of 2003. We are on track for the quarter and the year, reflecting momentum in the Specialty Management and Delivery business."

         Operating income for the second quarter of 2003 was $6.1 million compared to $6.0 million for the second quarter of 2002. This modest increase reflects an additional $1.7 million of selling, general and administrative expenses due to additions in the sales organization and corporate management, which were made in the second half of 2002. In addition, the Company incurred expenses of $616,947 for employee related severance payments.

         Based on a 40% effective tax rate, second quarter net income was $3.5 million or $0.16 per diluted share. Net income for second quarter 2002 was $4.6 million or $0.19 per diluted share, which was reported using a 20% effective tax rate. Assuming the 2003 40% effective tax rate, second quarter 2002 earnings per share would have been $0.14 per diluted share (see Reconciliation of Net Income and Earnings per Share schedule).

         Cost of revenue for the second quarter of 2003 was $142.0 million, compared with $118.3 million for the same period last year, reflecting the increase in the Company's Specialty Management and Delivery Services and PBM Services, including mail, businesses.

         Gross profit for the quarter increased 11% to $19.3 million from $17.4 million in the prior year, primarily due to growth in the Company's Specialty operations. The gross profit percentage for the second quarter of 2003 was 12.0% compared with 12.9% for the same period a year ago.

         On May 27, the Company announced that it was not selected to be the single provider of all pharmacy benefits for the State of Tennessee's Bureau of TennCare commencing July 1, 2003. The Company initiated a review of its cost structure and costs associated with the TennCare PBM business and $616,947 of employee related severance payments were taken in the second quarter. The Company continues to offer specialty management and delivery services to the Tennessee market, including the TennCare MCOs, and intends to increase its specialty penetration in that market.

         Mr. Friedman stated, "The Company's growth and strategic direction continue to be driven by our Specialty Management and Delivery Services business. Our plans for the future are focused on specialty pharmaceuticals, where we believe our ability to provide efficiency, cost savings and management meets current industry needs."

         Selling, general and administrative expenses increased to $12.8 million for the second quarter of 2003 from $11.1 million for the same period a year ago. This increase is the result of increased investment in sales resources and expanded management to support the growth of the Company's businesses and a severance related expense of $616,947.

         Revenues for the first half increased 13% to $323.4 million from $287.4 million in the first half of 2002. Specialty Management and Delivery Services revenues for the first six months increased 33% to $100.4 million from $75.4 million for the same period last year. Revenues from PBM Services, including mail grew 5% to $223.0 million in the first half, compared to $212.0 million in the same period in 2002.

         Operating income for the first half of 2003 was $12.0 million compared to $12.7 million for the first half of 2002. Operating income reflects an increase in selling, general and administrative expenses of $3.9 million primarily due to additions in the sales organization and corporate management, which were made in the second half of 2002, and expenses of $616,947 for employee related severance payments.

         Based on a 40% effective tax rate, net income for the first half was $6.9 million or $0.31 per diluted share. Net income for the first half of 2002 was $9.8 million or $0.41 per diluted share, which was reported using a 20% effective tax rate. Assuming the 2003 40% effective tax rate, first half 2002 earnings per share would have been $0.31 per diluted share (see Reconciliation of Net Income and Earnings per Share schedule).

         Cost of revenue for the first half of 2003 was $285.5 million, compared with $253.9 million for the same period last year, reflecting the increase in the Company's Specialty Management and Delivery Services and PBM Services, including mail, businesses.

         Gross profit for the first six months increased 13% to $37.9 million from $33.5 million for the same period a year ago, primarily due to growth in the Company's Specialty operations. The gross profit percentage for the first half of 2003 was 11.7% compared with 11.6% for the same period a year ago.

         Selling, general and administrative expenses increased to $25.0 million for the first half of 2003 from $21.1 million for the same period a year ago. This increase is the result of increased investment in sales resources and expanded management to support the growth of the Company's businesses and a severance related expense of $616,947.

         Inventory remained relatively flat and turns improved from 38 to 42 for the quarter. Days sales outstanding remained at 44 days at June 30, 2003.

         The Company generated $4.7 million in operating cash flow for the second quarter of 2003. There were no outstanding bank borrowings under the Company's credit facility at June 30, 2003.

         Chief Financial Officer James S. Lusk stated, "We will continue to review costs and investments throughout the year, as a result of the loss of TennCare and new opportunities and prospects in the specialty arena. Our ability to deliver predictable and strong financial results is based on our sound balance sheet and cash flow characteristics. Our goal is to leverage the company's excellent cash generation with additional revenue gains for shareholders."

         In other developments, the Company was recently informed of a restriction in the distribution channels of product for RSV. Mr. Lusk commented that the Company is currently pursuing access to that product through alternative supply-channels and that any potential financial impact would be notable on a revenue basis only, and minimal from a gross profit and earnings perspective. RSV product currently represents less than 5% of the Company's revenues.

         "As we look to the year ahead," Mr. Friedman stated, "we recognize that there are continued challenges and possibilities for MIM and the specialty distribution industry.

         "We are intensifying our efforts to enhance relationships with biotechnology manufacturers and take advantage of new product opportunities. We are also aggressively pursuing acquisitions to further leverage our marketing infrastructure. Certainly, the recent actions by the FDA and the growing pipeline of new biotech products support the validity for our distribution model. The industry is competitive and we are striving to carve a unique model by serving as the key link between the customer and the physician.

         "We believe that by staying focused on our core strengths, we will continue to deliver improved results for shareholders in 2003 and 2004," Mr. Friedman concluded.

         MIM Corporation will host a conference call to discuss results today at 10:00 AM ET. Interested parties may participate in the conference call by dialing 888-428-4471 (US), or 612-332-0107 (International), 5-10 minutes prior to the initiation of the call. A replay of the conference call will be available from 1:30 PM ET on July 29 through 11:59 PM ET on August 6, by dialing 800-475-6701 (US), or 320-365-3844 (International), and entering access code 691457. A webcast of the conference call will also be available under the investor information section of the MIM Corporation website, www.mimcorporation.com.

MIM Corporation (www.mimcorporation.com) is a pharmaceutical healthcare organization delivering innovative pharmacy benefit and healthcare solutions that provide results beyond expectations. We excel by harnessing our clinical expertise, sophisticated data management, and therapeutic fulfillment capability, and combine it with our dedicated, responsive team of professionals that understands our partners' needs. The result is cost-effective solutions enhancing the quality of patient life.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

James S. Lusk Executive Vice President/Chief Financial Officer MIM Corporation 914-460-1648 Email: jlusk@mimcorporation.com	Rachel Levine Investor Relations The Anne McBride Co. 212-983-1702 Email: rlevine@annemcbride.com
FINANCIAL TABLES AND SUPPLEMENTAL DATA FOLLOW

MIM Corporation and Subsidiaries Consolidated Balance Sheets (In thousands, except share amounts)
	June 30, 2003	December 31, 2002

ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$5,420	$5,751
Receivables, less allowance for doubtful accounts of $3,864 and
$3,483 at June 30, 2003 and December 31, 2002, respectively	75,693	75,512
Inventory	6,649	9,320
Prepaid expenses and other current assets	1,950	2,104

Total current assets	89,712	92,687

Property and equipment, net	6,390	7,388
Deferred income tax	2,310	3,046
Other assets, net	430	704
Goodwill, net	61,085	61,085
Intangible assets, net	16,517	17,321

Total assets	$176,444	$182,231

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligations	$621	$634
Line of credit	-	4,608
Accounts payable	17,005	17,302
Claims payable	35,977	34,869
Payables to plan sponsors	16,657	23,921
Accrued expenses and other current liabilities	9,370	6,252

Total current liabilities	79,630	87,586

Capital lease obligations, net of current portion	123	430
Other non-current liabilities	-	7

Total liabilities	79,753	88,023

Stockholders' equity:
Common stock, $.0001 par value: 40,000,000 shares authorized, 21,978,830 and 22,744,694 shares issued and outstanding at June 30, 2003 and December 31, 2002, respectively	2	2
Treasury stock, 2,198,076 and 1,398,183 shares at cost
at June 30, 2003 and December 31, 2002, respectively	(8,002)	(2,934)
Additional paid-in capital	121,281	120,651
Accumulated deficit	(16,590)	(23,511)

Total stockholders' equity	96,691	94,208

Total liabilities and stockholders' equity	$176,444	$182,231

MIM Corporation and Subsidiaries Consolidated Statements of Operations (In thousands, except per share amounts)
	For the three months ended June 30,

	2003	2002

Revenue	$161,230	$135,732
Cost of revenue	141,955	118,284

Gross profit	19,275	17,448
Selling, general and administrative expenses	12,753	11,123
Amortization of intangibles	447	321

Income from operations	6,075	6,004
Interest income (expense), net	(215)	(248)

Income before taxes	5,860	5,756
Provision for income taxes	2,344	1,151

Net income	$3,516	$4,605

Weighted average number of shares outstanding
Basic	21,969	22,931
Diluted	22,459	24,063

Earnings per share (basic)	$0.16	$0.20
Earnings per share (diluted)	$0.16	$0.19

MIM Corporation and Subsidiaries Consolidated Statements of Operations (In thousands, except per share amounts)
	For the six months ended June 30,

	2003	2002

Revenue	$323,381	$287,383
Cost of revenue	285,505	253,906

Gross profit	37,876	33,477
Selling, general and administrative expenses	24,981	21,053
TennCare reserve adjustment	-	(851)
Amortization of intangibles	893	577

Income from operations	12,002	12,698
Interest income (expense), net	(467)	(433)

Income before taxes	11,535	12,265
Provision for income taxes	4,614	2,453

Net income	$6,921	$9,812

Weighted average number of shares outstanding
Basic	22,263	22,732
Diluted	22,680	24,024

Earnings per share (basic)	$0.31	$0.43
Earnings per share (diluted)	$0.31	$0.41

MIM Corporation and Subsidiaries Consolidated Statements of Cash Flows (In thousands)
	For the six months ended June 30,

	2003	2002

	(Unaudited)
Cash flows from operating activities:
Net income	$6,921	$9,812
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	2,700	3,096
TennCare reserve adjustment	-	(851)
Non cash compensation expense	201	73
Provision for losses on receivables	845	511
Changes in assets and liabilities, net of acquired assets:
Receivables, net	(1,026)	(1,566)
Inventory	2,671	(4,488)
Prepaid expenses and other current assets	1,211	(573)
Accounts payable	(297)	1,299
Claims payable	1,108	4,725
Payables to plan sponsors and others	(7,264)	(533)
Accrued expenses	3,118	1,101
Non current liabilities	(7)	-

Net cash provided by operating activities	10,181	12,606

Cash flows from investing activities:
Purchase of property and equipment, net of disposals	(756)	(1,391)
Cost of acquisitions, net of cash acquired	-	(34,851)
Decrease in due from affiliates	-	2,132
Increase (decrease) in other assets	133	(20)

Net cash used in investing activities	(623)	(34,130)

Cash flows from financing activities:
Borrowings on line of credit	(4,608)	11,704
Purchase of treasury stock	(5,068)	-
Proceeds from exercise of stock options	107	1,477
Principal payments on capital lease obligations	(320)	(276)

Net cash (used in) provided by financing activities	(9,889)	12,905

Net (decrease) in cash and cash equivalents	(331)	(8,619)

Cash and cash equivalents--beginning of period	5,751	12,487

Cash and cash equivalents--end of period	$5,420	$3,868

MIM Corporation and Subsidiaries Consolidated Statements of Cash Flows (In thousands)
	For the six months ended June 30,

	2003	2002

	(Unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION: Cash paid during the period for interest	$482	$479

SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION: Increase in equity from stock issued in connection with acquisition and deferred tax assets	$-	$10,355

Supplemental Data (In thousands, except per Rx amounts)
	Three months ended June 30,
	2003	2002

PBM pharmacy network claims processed	3,426	4,057

Mail (adjusted) and specialty pharmacy prescriptions dispensed internally	717	547

Gross profit per Rx	$4.65	$3.79

Revenue per Rx	$38.92	$29.48

	Six months ended June 30,
	2003	2002

PBM pharmacy network claims processed	6,882	8,201

Mail (adjusted) and specialty pharmacy prescriptions dispensed internally	1,395	1,059

Gross profit per Rx	$4.58	$3.62

Revenue per Rx	$39.07	$31.03

Reconciliation of Net Income and Earnings per Share
	Three months ended June 30,		Six months ended June 30,

	2003	2002	2003	2002

Income from operations	$6,075	$6,004	$12,002	$12,698
Interest (expense) income, net	(215)	(248)	(467)	(433)
Income before provision for income taxes	5,860	5,756	11,535	12,265
Provision for income taxes	2,344	1,151	4,614	2,453
Net income (as reported)	$3,516	$4,605	$6,921	$9,812
Diluted EPS	$0.16	$0.19	$0.31	$0.41
*Tax at 40% for comparison	-	2,302	-	4,906
Pro forma net income	$-	$3,454	$-	$7,359
Pro forma diluted EPS	$-	$0.14	$-	$0.31

*The Company estimates it will have a 40% tax rate in 2003 compared to a 20% tax rate in 2002. The difference in the rate is attributable to the utilization of Federal Net Operating Loss Carryforwards in 2002.